Section 16 Officers

EXHIBIT 10.5
CITIZENS, INC.
AWARD AGREEMENT
Citizens, Inc. (the “Company”) is pleased to grant you (the “Grantee”) this Award of Performance Share Units (“PSUs”) representing the right to receive shares of the Company’s Class A Common Stock (the “Shares”), subject to the terms and conditions of the Citizens, Inc. Omnibus Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement and as described below. The number of PSUs that are awarded to you, and other relevant terms of your Award, are stated on Schedule A, which is attached hereto. You agree that you are not otherwise entitled to this Award, that the Company is providing you this Award in consideration for your promises and agreements below, and that the Company would not grant you this Award absent those promises and agreements.
Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to them in the Plan.
1. Target Number of PSUs. The target number of PSUs awarded to you is set forth on Schedule A. At the end of the Performance Period, and subject to additional service and payment requirements explained in Section 5, you can earn up to 200% of the target number of PSUs or as little as no PSUs, depending upon actual performance compared to the performance goal established by the Company’s Board of Directors for this Award (“Performance Goal”).
2.Performance Period. The “Performance Period” is a three-year period beginning and ending as set forth on Schedule A.
3.Performance Goal. Except as otherwise set forth in Section 4, the number of PSUs you can earn is subject to achievement of the Performance Goal. Schedule A describes the Performance Goal and the method for determining the number of PSUs you can earn under this Award, including the threshold, target and maximum number of PSUs, based on meeting the Performance Goal.  If the Performance Goal is below the established threshold, no PSUs shall be earned for the Performance Period.  No later than March 31 following the end of the Performance Period, the Board will determine the extent to which the Performance Goal has been met and the number of PSUs earned (subject to the additional service and payment requirements in Section 4).
4.Vesting and Payment.
(a)The PSUs shall become vested on the Vesting Date set forth on Schedule A, provided you remain continuously employed through the Vesting Date, except as provided otherwise in Sections 4(b), 4(c), 4(d) or 4(e).  Once vested, the PSUs shall be paid as provided in Section 4(f) unless an earlier payment date applies pursuant to Section 4(b) or 4(e).
(b)Accelerated Vesting and Payment Events.
(i)Death or Disability. Except as set forth in Section 4(b)(iii), in the event your employment with the Company is terminated before the last day of the Performance Period due to death or Disability (as defined in the Plan), then the target amount of PSUs shall (A) become vested and nonforfeitable as of such date, and (B) shall be paid to Grantee, or Grantee’s representative as applicable, within 60 days of the Company’s receipt of adequate proof of such death or Disability.
(ii)Involuntary Termination without Cause. Except as set forth in Section 4(b)(iii), in the event your employment with the Company is terminated before the last day of the Performance Period involuntarily without Cause (as defined in the Plan), then a Pro-Rata Portion of the target amount of PSUs (rounded down to the nearest whole share) shall (A) become vested and nonforfeitable as of such date, and (B) shall be paid to Grantee within 60 days of such date. A “Pro-Rata Portion” is determined by a fraction (not to exceed one), the numerator of which is the number of months in the Performance Period during which the Grantee was continuously in the employment of the Company and the denominator of which is 36 (the number of months in the Performance Period).  You will be deemed to be employed for a month if your termination occurs on or after the fifteenth (15th) day of a month.
(iii)If your employment is terminated by reason of death, Disability or involuntarily without Cause within 60 days of the end of a Performance Period, and you would have earned the maximum amount of PSUs granted based upon achievement of the Performance Goal but for such termination, then on the March 31 following the last day of the Performance Period, the Company shall pay to Grantee, or Grantee’s representative if applicable, the difference between the Performance Shares previously received under this Section 4(b) and 200% of the target PSU amount.
(c)Retirement. In the event the your employment is terminated before the last day of the Performance Period due to Retirement (as defined below) then a Pro-Rata Portion of the PSUs (rounded down to the nearest whole share) that would have otherwise vested on the Vesting Date (to the extent earned based upon achievement of the Performance Goal) shall become vested and nonforfeitable as of the end of the Performance Period and all remaining PSUs shall be automatically forfeited to the Company and cancelled. For purposes of this Section 4(c), “Retirement” shall mean the voluntary termination of the Grantee’s employment with the Company on or after (i) reaching the minimum age of fifty-five (55) and (ii) achieving five (5) consecutive years of service; provided, however, that (y) the sum of the Grantee’s age plus years of service (counting whole years only) must equal at least sixty-two (62); and (z) there is no basis for the Company to terminate the Grantee with Cause at the time of the Grantee’s voluntary termination.
(d)Termination with Cause; Voluntary Termination. Notwithstanding any other provision of this Agreement, in the event your employment is terminated either (A) by the Company with Cause, or (B) voluntarily by the Grantee, in either case prior to the satisfaction of all applicable performance, service and payment requirements, all PSUs shall be forfeited and cancelled on the date of such termination of employment and the Grantee shall have no further rights under this Agreement.
(e)Change of Control. Notwithstanding any other provision of this Section 4, in the event of a Change of Control (as defined in the Plan), vesting and payment of the PSUs that have not previously become vested and nonforfeitable and paid, or have not previously been forfeited, shall be determined under this Section 4(e) as follows:
(i)In the event a Change of Control occurs in the first 12 months of the Performance Period and provided you are continuously employed with the Company until the Change in Control (unless you are terminated in “Anticipation of the Change of Control”), then immediately prior to the Change of Control, Grantee shall receive the target number of PSUs; and
(ii)In the event a Change of Control occurs after the first 12 months of the Performance Period and prior to the Vesting Date, and provided you are continuously employed with the Company until the Change in Control (unless you are terminated in “Anticipation of the Change of Control”), then upon the Change of Control, Grantee’s service conditions shall be fully met, and on the Vesting Date (even if Grantee is no longer employed with the Company or its successor) Grantee shall receive the number of PSUs earned based upon achievement of the Performance Goal; provided, however, if calculation of the Performance Goal cannot be calculated following the Change of Control for any reason (e.g., Company is merged into another Company) or if upon the Change of Control the Company will cease offering its Class A Common Stock, then immediately prior to the Change of Control, Grantee shall receive 200% of the target number of PSUs, or the cash equivalent of such amount, at the Board’s sole option; and

(iii)For the purposes of this Section 4(e), “Anticipation of the Change of Control” shall mean that Grantee’s employment is terminated by the Company without Cause prior to the Change of Control at a time when the Company had begun negotiation that ultimately resulted in such Change of Control.
(f)Payment. Except as provided otherwise in Section 4(b) or 4(e), once earned and vested in accordance with the provisions of this Agreement, the PSUs shall be paid on the Vesting Date. The Vesting Date, or earlier payment date, if applicable, is referred to as the “Payment Date.”
(g)Delivery of Shares. Shares of Class A Common Stock corresponding to the number of PSUs that have been earned and become vested and nonforfeitable (“Performance Shares”) shall be paid to the Grantee, or, if deceased, to the Grantee’s estate, in settlement of the PSUs on the Vesting Date, unless otherwise provided in this Section 4.  Payment may be delayed by the Company only in accordance with the requirements of Section 409A of the Code although no interest shall be payable in the event there is a delay for any reason.  Such payment shall be accomplished either by delivering a share certificate or by providing evidence of electronic delivery, and the Performance Shares shall be registered in the name of the Grantee or, if deceased, the Grantee’s estate. The Performance Shares may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  In determining the number of Performance Shares to be withheld for taxes as provided in Section 5, the value of the Performance Shares shall be based upon the Fair Market Value of the Shares on the Payment Date.  If a Payment Date falls on a weekend, holiday or other non-trading day, the value of any Performance Shares payable on such Payment Date shall be determined based on the Fair Market Value of the Shares on the most recent prior trading date.
(h)No Rights as a Stockholder. The Grantee shall not have any rights as a stockholder of the Company with respect to any shares of Class A Common Stock corresponding to the PSUs granted hereby unless and until shares of Class A Common Stock are issued to the Grantee in respect thereof.
(i)Dividend Equivalents. The Grantee shall have no right to dividend equivalents or dividends on the PSUs.
5.Taxes. The Grantee shall have full responsibility, and the Company shall have no responsibility (except as to applicable tax withholdings), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the Performance Shares.  The Grantee is hereby advised to seek his or her own tax counsel regarding the taxation of the Performance Shares hereunder.  Settlement of Performance Shares shall be contingent on making appropriate arrangements for payment of amounts required to be withheld for federal, state and local income and wage taxes, or on the Company exercising its right to withhold Performance Shares that are otherwise to be delivered on settlement of the Performance Shares or to withhold amounts from other compensation payable to the Grantee so as to enable the Company to comply with its withholding obligations. Any cancellation or withholding of Performance Shares in connection with the Company’s withholding obligations shall be deemed to be a taxable distribution of Shares corresponding to the cancelled or withheld Performance Shares and a repurchase of such Shares for federal income tax purposes at the time that occurs. The foregoing deemed distribution and repurchase of Shares need not be implemented, and a net issuance of Shares shall be permitted; provided, however, that the tax treatment shall be based on the deemed transaction described.
6.Compensation Recovery. As a condition of receiving PSUs, you acknowledge and agree that your rights, payments, and benefits with respect to the PSUs shall be subject to the Company’s Compensation Recovery Policy effective November 9, 2023, as may be amended at any time hereafter in the Company’s sole discretion. The Compensation Recovery Policy is filed as an exhibit to the Company’s Annual Report on Form 10-K and Grantee may receive a copy of this policy with a written request to the Company’s Secretary.

7.No Guaranty of Employment. Nothing in this Agreement or in the Plan shall confer upon you any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the your employment at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, your employment agreement with the Company.
8.Compliance with Legal Requirements. The granting and delivery of the Award and any other obligations of the Company under this Award Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable laws.
9.Transferability. The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
10.Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Company. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.
11.Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
12.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or his or her designee, and any notice to be given to the Grantee shall be addressed to the Grantee at the last address of the Grantee known to the Company unless otherwise directed by the Grantee in a notice provided in accordance with this Section 12. By a notice given pursuant to this Section 12, either party may hereafter designate a different address for the provision of notices under this Agreement. Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 12. Any notice shall have been deemed duly given when (a) delivered in person, (b) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (c) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in and office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.
13.Binding Effect. The terms of this Award Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, the Grantee and the beneficiaries, executors, administrators and heirs of the Grantee.
14.Governing Law. This Award Agreement shall, except to the extent preempted by federal law, be construed and interpreted in accordance with the laws of the State of Texas without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Texas.
15.Entire Agreement. This Award Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. In the event of a conflict between the Plan and this Award Agreement, the terms of the Plan shall control. No change, modification or waiver of any provision of this Award Agreement or the Computershare Award Detail Page shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Grantee under the Plan
16.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Award Agreement, the PSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

SCHEDULE A
TO AWARD AGREEMENT
Grantee: [ ]
Grant Date: [March 28, 2024]
Performance Period: Three (3) years, beginning on [January 1, 2024] and ending on [December 31, 2026].
Vesting Date:    March 31, [2027]
Target Number of PSUs Awarded: [ ]
Threshold, Target and Maximum Calculation Chart:

[Adjusted Book Value Per Class A Common Share*]
Performance Level	Value	PSUs awarded
Threshold	[$6.79 - $8.00]	[50%] of Target
Target	[$8.01 - $9.36]	Target
Maximum	[$9.37+]	[200%] of Target

[*Adjusted Book Value Per Class A Common Share equals the total stockholders’ equity (deficit), excluding AOCI.]